Exhibit 99.2
FOR IMMEDIATE RELEASE

CONTACTS:	Alane Moran	Holly Hagerman
	F5 Networks, Inc.	Connect Public Relations
	206/272-6850	801/373-7888
	a.moran@f5.com	hollyh@connectpr.com
Deborah Bevier Appointed to F5 Networks Board of Directors
Financial services expert brings valuable experience to F5 Board
SEATTLE, JULY 20, 2006 – F5 Networks, Inc. (NASDAQ: FFIV), the global leader in Application Delivery Networking, today announced the appointment of Deborah Bevier, Sr. Consultant for Waldron Consulting in Seattle, to the F5 Networks Board of Directors effective July 14, 2006.
Formerly chairman and CEO for KeyBank of Washington Bevier also served as president and CEO for Laird Norton Financial Group, Inc. and has held a number of key positions in the financial services industry. Highlights of her career include significantly increasing the regional and national visibility of the Laird Norton Financial Group, where assets under management grew from $3 billion to $7 billion. During 23 years with KeyCorp, she led the start-up of Key Bank USA N.A., a direct response marketing bank, and Key Corp Leasing Ltd., an equipment leasing company.
In addition to her professional endeavors, Bevier has also been active in the Seattle community, serving as a board member for the Greater Seattle Chamber of Commerce and the Boys & Girls Club of King County, among others.
“Deborah’s expertise in the financial services industry and her experience as a corporate and community leader will make her a valuable addition to the F5 board,” said John McAdam, president, CEO and director of F5 Networks. “Along with the other members of the board, I look forward to working with her.”

Bevier also serves as a director on the boards of Fisher Communications, Inc. and Coinstar, Inc.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability — all on one universal platform. Over 10,000 organizations and service providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com.
All brands, names, or trademarks mentioned in this document are the property of their respective owners. This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company’s filings with the SEC.
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